Goods sales contract

# 0134-1

Dated September 15, 2016

This Contract for Sale of Goods is made on September 15, 2016 by and between Clancy Corp. (“Seller”) with its principal place of business at str. Vizantiou 28, Strovolos, Lefkosia 2006, Cyprus and Afrodita Co, (“Buyer”) with its principal place of business at str. Archiepiskopou Makariou III 47, Aradippou 7104, Cyprus, (“Parties”) for the purchase of handcrafted soap (“Goods”).

I.                Term. This Contract shall begin on September 15, 2016, and end upon last order or in the period of one year, unless the parties agree otherwise. Seller should receive from Buyer payment in accordance to the invoice to each order of Goods from the date of signing this Contract by the Parties.

II.             Delivery/Acceptance. Buyer agreed to accept the Goods in Seller’s office. Buyer will give Seller 20 days’ advance notice regarding the quantity requested by Buyer. Upon receipt of the request for acceptance Goods, Seller will arrange the Goods and prepare them for acceptance by Buyer in Seller’s office.

III.           Risk of Loss. The risk of loss from any casualty to the Goods, regardless of the cause, will be the responsibility of the Buyer once the Buyer has accepted the goods.

IV.           Acceptance. Buyer will have the right to inspect the Goods, Buyer must give writing notice to Seller of any claim for damages on account of condition, quality, or grade of the goods, and Buyer must specify the basis of the claim in detail. Failure of Buyer to comply with these conditions will constitute irrevocable acceptance of the goods by Buyer.

V.              Charges. Buyer shall provide Purchase Order to Seller upon and for each order. Buyer is allowed to pay half of charges in advance and another half on terms of Net 30 Days Receipt of Goods, unless the parties agree otherwise.

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VI.           Warranty. Seller warrants that the goods sold hereunder are new and free from substantive defects. Seller's liability under the foregoing warranty is limited to replacement of goods or refund of the purchase price at Seller's sole option. Seller makes no other warranty, express or implied.

VII.        Force Majeure. Seller may, without liability, delay performance or cancel this Contract on account of force majeure events or other circumstances beyond its control, including, but not limited to, strikes, acts of God, political unrest, terrorism, embargo, failure of source of supply, or casualty.

VIII.      Miscellaneous. This Contract contains the entire agreement between the Parties and supersedes and replaces all such prior agreements with respect to matters expressly set forth herein. No modification shall be made to this Contract except in writing and signed by both parties. This Contract shall be binding upon the parties and their respective heirs, executors, administrators, successors, assigns and personal representatives.

IN WITNESS WHEREOF, the parties have executed this Contract as of the day and year first above written.

SIGNATURE AND NAME OF SELLER, /s/ Iryna Kologrim Clancy Corp.	SIGNATURE AND NAME OF BUYER, /s/ Carolina Zarobala Afrodita Co

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